Exhibit 8.2

March 14, 2022

Quidel Corporation

9975 Summers Ridge Road

San Diego, CA, 92121

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Quidel Corporation, a Delaware corporation (“Quidel”) in connection with the transactions contemplated by the business combination agreement, dated as of December 22, 2021 (as amended or modified from time to time, the “Business Combination Agreement”), by and among Quidel, Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated under the laws of England and Wales (“Ortho”), Coronado Topco, Inc., a Delaware Corporation (“Topco”), Orca Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Topco (“U.S. Holdco Sub”), Laguna Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Topco, and Orca Holdco 2, Inc. , a Delaware corporation and wholly owned subsidiary of U.S. Holdco Sub. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-262434) of Topco on Form S-4 filed on January 31, 2022, as amended on March 14, 2022 with the Securities and Exchange Commission and the related proxy statement/prospectus, each as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed (without any independent investigation) the Business Combination Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Business Combination Agreement and the Registration Statement, and have assumed with your consent that the proposed transaction will be consummated in accordance with the Business Combination Agreement and without breach or waiver of any material provision thereof and no action will be taken by Ortho, Quidel or any of its subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by each of Quidel and Ortho, including the accuracy and completeness of all factual representations and covenants set forth in the certificates dated as of the date hereof from an officer of Quidel and an officer of Ortho (the “Officer’s Certificates”) without regard to any qualification as to knowledge or belief. We have

Quidel Corporation

also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, as well as the legal capacity of all natural persons, the genuineness of all signatures. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could adversely affect the conclusions expressed herein. Moreover, there can be no assurance that the Internal Revenue Service will not successfully assert a contrary position.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations to U.S. Holders of Quidel Shares of the Quidel Merger,” we are of the opinion that, for United States federal income tax purposes, the Quidel Merger, taken together with the Ortho Scheme, will qualify as a transaction described in Section 351(a) of the Code and no gain or loss will be recognized on the exchange of Quidel Shares solely for Topco Shares in the Quidel Merger. We express no opinion on any other potential U.S. federal income tax consequences of the Quidel Merger or the Ortho Scheme.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Quidel Corporation

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations to U.S. Holders of Quidel Shares of the Quidel Merger”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP